                                                               Exhibit 11.1


                    SOFTWARE SPECTRUM, INC. AND SUBSIDIARIES
                   COMPUTATION OF PRIMARY EARNINGS PER SHARE
                                  (Unaudited)


                                 Three Months Ended      Nine Months Ended
                                    December 31,           December 31,
                              ----------------------  ----------------------

                                 1996        1995         1996       1995
                              ---------   ----------  ----------  ----------


Net income                    $  833,000  $2,773,000  $   44,000  $6,176,000
                              ==========  ==========  ==========  ==========

Shares as adjusted:
  Average number of shares
    outstanding                4,317,925   4,204,602   4,289,962   4,192,847
  Incremental shares
    from outstanding stock
    options as determined
    under the treasury stock
    method, using the
    average market price         144,725      61,701     111,370      68,380
                              ----------  ----------  ----------  ----------

Shares as adjusted             4,462,650   4,266,303   4,401,332   4,261,227
                              ==========  ==========  ==========  ==========

Primary earnings per share    $      .19  $      .65  $      .01  $     1.45
                              ==========  ==========  ==========  ==========